Exhibit 99.1

Freeport-McMoRan Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2013

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Historical(1)
		PXP		Adjustments
	FCX	First Quarter	April 1 to May 31	Conforming(2)	Pro Forma(3)		Combined
Revenues	$20,921	$1,232	$810	$(25)	$–		$22,938
Cost of sales:
Production and delivery	11,840	248	158	26	(18)	A	12,254
Depreciation, depletion and amortization	2,797	541	349	(29)	(38)	B	3,620

Total cost of sales	14,637	789	507	(3)	(56)		15,874
Other operating costs and expenses	933	46	281	(9)	(472)	C	779

Total costs and expenses	15,570	835	788	(12)	(528)		16,653

Operating income (loss)	5,351	397	22	(13)	528		6,285
Interest expense, net	(518)	(141)	(91)	(12)	13	D	(703)
					46	E
Losses on early extinguishment of debt	(35)	(18)	(119)	–	182	F	10
Gain on investment in McMoRan Exploration Co.	128	–	–	–	–		128
Other (expense) income, net	(13)	(186)	191	25	(30)	G	(13)

Income before income taxes and equity in affiliated companies’ net earnings	4,913	52	3	–	739		5,707
(Provision for) benefit from income taxes	(1,475)	(20)	4	–	(451)	H	(1,942)
Equity in affiliated companies’ net earnings	3	–	–	–	12	G	15

Net income	3,441	32	7	–	300		3,780
Net income and preferred dividends attributable to noncontrolling interests	(783)	(9)	(9)	–	–		(801)

Net income attributable to common stockholders	$2,658	$23	$(2)	$–	$300		$2,979

Net income per share attributable to common stockholders:
Basic	$2.65						$2.86

Diluted	$2.64						$2.85

Weighted-average common shares outstanding:
Basic	1,002						1,041

Diluted	1,006						1,045

COMBINATION OF FCX AND PXP

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(1)	Historical Financial Information

FCX’s historical financial information has been derived from its annual report on Form 10-K for the year ended December 31, 2013. PXP’s historical information has been derived from its quarterly report on Form 10-Q for the period ended March 31, 2013 (first quarter), and from its books and records for the April 1, 2013, to May 31, 2013, period.

(2)	Conforming Adjustments

Certain of PXP’s historical balances have been adjusted to conform to FCX’s presentation, including the reclassification of PXP’s gains and losses on mark-to-market oil and gas derivative contracts to revenues.

(3)	Pro Forma Adjustments

The following pro forma adjustments for the pro forma condensed combined statement of income for the year ended December 31, 2013, are primarily based on the estimated fair value adjustments made to the assets acquired and liabilities assumed.

A.	Adjustments to accretion on assumed asset retirement obligations.

B.	Adjustments to depreciation, depletion and amortization expense primarily reflect updated reserve estimates and depletion rates for oil and gas properties subject to depletion. The pro forma depletion rate was $32.32 per barrel of oil equivalents for the year.

C.	Adjustment to reverse transaction costs related to the merger that were recorded in FCX’s and PXP’s historical results.

D.	Net adjustments to interest expense primarily relate to interest associated with the $6.5 billion of senior notes and the adjustment to fair value of the assumed PXP debt obligations.

E.	Adjustments reflect pro forma capitalized interest related to the interest adjustments described above in Note D, and adjustments to oil and gas properties not subject to depletion.

F.	Adjustment to reverse losses on early extinguishment of debt in PXP’s historical information and to reverse FCX’s losses on early extinguishment of debt associated with the termination of the bridge loan facilities for the PXP acquisition.

G.	PXP owned 51 million shares of MMR common stock and historically elected to measure this equity investment at fair value, with changes in fair value recognized as a component of other (expense) income, net, in the statement of income. For purposes of the Pro Forma Condensed Combined Statement of Income, FCX has recorded the equity investment in MMR under the equity method of accounting. Accordingly, adjustments were made to (i) reverse the income statement effects recorded by PXP under the fair value option and (ii) to record the equity in MMR losses under the equity method of accounting.

H.	The pro forma adjustment for income taxes reflects the incremental income taxes necessary to achieve an effective income tax rate of 34 percent on a combined basis.